AMENDMENT TO FUND PARTICIPATION AGREEMENT

(SERVICE SHARES)

This amendment (the "Amendment") is made and entered into as of May 1,2002,by and among Janus Aspen Series and Principal Life Insurance Company (collectively, the "parties")in order to modify that certain Fund Participation Agreement (the "Agreement") entered into by the parties as of August 28,2000.

The parties agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and the Schedule A attached to this Amendment is substituted therefor.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Janus Aspen Series

Principal Life Insurance Company

Contract #

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Principal Life Insurance Company Separate Account B (1) The Principal@ Variable Annuity	Principal Life Insurance Company Variable Life Separate Account (1) PrinFlex Life@ Variable Life Insurance
(2) Principal Freedom Variable Annuity	(2) Survivorship Variable Universal Life Insurance (3) Flexible Variable Life Insurance (4) Principal Variable Universal Life Accumulator (VUL) (5) Executive Variable Universal Life (EVUL)